Exhibit 99.2

For immediate release	Contact: Barry Holt
203-517-3110
203-517-3100
bholt@informationsg.com

INFORMATION SERVICES GROUP, INC.
COMPLETES INITIAL PUBLIC OFFERING

STAMFORD, CT, February 6, 2007 - Information Services Group, Inc. (AMEX: III), announced today that it has completed its initial public offering.

The initial public offering consists of 32,343,750 units priced at $8.00 per unit, including 4,218,750 units issued upon exercise of the underwriters’ over-allotment option, raising gross proceeds of $258,750,000 to the Company. Each unit consists of one share of common stock and one warrant.

Commencing on February 12, 2007, holders of the units may elect to separately trade the common stock and warrants included in the units. The units not separated will continue to trade on the American Stock Exchange under the symbol III.U, and each of the common stock and the warrants will trade on the American Stock Exchange under the symbols III and III.WS, respectively.

Located in Stamford, CT, Information Services Group is a newly organized company formed to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination. The Company intends to focus its efforts on the information services industry, including business, media, marketing and consumer information opportunities.

The lead underwriter for the offering was Deutsche Bank Securities with Morgan Joseph and Lazard Capital Markets acting as co-managers.  Kaye Scholer LLP served as counsel for Information Services Group and Kramer Levin Naftalis & Frankel LLP represented the underwriters.

A registration statement related to these securities was filed with the Securities and Exchange Commission and declared effective by the SEC on January 31, 2007.  The offering is being made only by means of a prospectus, copies of which may be obtained by writing to the Deutsche Bank Securities Prospectus Department, 1251 Avenue of the Americas, 25th Floor, New York, N.Y. 10020.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Information Services Group, Inc.	t: 203 517 3100
Four Stamford Plaza	f: 203 517 3199
107 Elm Street, Stamford, CT 06902	www.informationsg.com

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About Information Services Group, Inc.

Information Services Group, Inc. was founded in 2006 to seek an acquisition in the information services industry. The company is seeking an acquisition in areas such as business, media and consumer information; advisory, data and marketing services; market research; internet-based information and other segments of the information services industry.